42486

                                                   SUB-ITEM 77H

As of June 30, 2000, the following person or entity now own more than 25% of a fund's voting security:

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PERSON/ENTITY                                                              FUND                      PERCENTAGE

Hampshire County Retirement System                                         IIE                       30.81%


Bentley College                                                            ILC                       55.94%


As of June 30, 2000, the following persons or entity that no longer owns 25% of a fund's voting security:


PERSON/ENTITY                                                                                        FUND


Massachusetts Financial Services Co.                                                                 ILC

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